EXHIBIT 10.1

                                            May 11, 2001

Equity Office Properties Trust
EOP Operating Limited Partnership
Senior Term Loan Facility
Commitment Letter

Equity Office Properties Trust
Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606
Attention: Richard Kincaid

Ladies and Gentlemen:

      EOP Operating Limited Partnership, a Delaware limited partnership (the “Borrower”) and Equity Office Properties Trust (the “Guarantor”) have requested that Banc of America Securities, LLC, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. (collectively, the “Arrangers”) jointly agree to structure and arrange a senior term loan facility in an aggregate amount of up to $1,000,000,000 (the “Facility”). The Arrangers are pleased to advise you that they are willing to act as joint and exclusive co-advisors, co-lead arrangers and co-book runners for the Facility. In addition, The Chase Manhattan Bank has agreed to serve as exclusive syndication agent for the Facility (in such capacity, the “Syndication Agent”), Bank of America, N.A. has agreed to serve as exclusive administrative agent for the Facility (in such capacity, the “Administrative Agent”) and Salomon Smith Barney Inc. has agreed to serve as exclusive documentation agent for the Facility (in such capacity, the “Documentation Agent”, and together with the Syndication Agent and the Administrative Agent, the “Agents”).

      Furthermore, the Syndication Agent, the Administrative Agent and Citicorp Real Estate, Inc. (“CRE”, and together with the Syndication Agent and the Administrative Agent, the “Lead Lenders”) and Dresdner Bank AG, New York and Cayman Branches (“Dresdner”), Bankers Trust Company (“Bankers Trust”) and PNC Bank, National Association (“PNC”, and together with Dresdner and Deutsche Bank the “Co-Lenders”) are pleased to advise you of the several commitment of each of the Lead Lenders and Co-Lenders to provide up to the following amounts of the Facility upon the terms and subject to the conditions set forth in this commitment letter (the “Commitment

Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”)(each, an “Initial Commitment”):

Syndication Agent	$271,666,666.67

Administrative Agent	$271,666,666.67

CRE	$271,666,666.66

Dresdner Bank	$75,000,000.00

Deutsche Bank	$75,000,000.00

PNC	$35,000,000.00

      In the event funds are advanced under the Facility and remain outstanding for more than 120 days, the Arrangers shall have the right to syndicate the Facility to financial institutions (collectively, with the Lead Lenders and the Co-Lenders, the “Lenders”) as further described below, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter, the Term Sheet or the Fee Letter referred to below.

      It is agreed that the Administrative Agent will act as the sole and exclusive administrative agent, that the Documentation Agent will act as sole and exclusive documentation agent, that the Syndication Agent will act as sole and exclusive syndication agent and that the Arrangers will act jointly as the arrangers for the Facility, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. The Borrower and the Guarantor agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facility unless the Borrower, the Arrangers, the Agents and the Lead Lenders shall so agree.

      In the event the Arrangers commence syndication efforts the Borrower and the Guarantor agree to actively assist the Arrangers in completing such syndication as reasonably requested by the Arrangers. Such assistance shall include (a) the Borrower and the Guarantor using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the Borrower’s and the Guarantor’s existing lending relationships; (b) the Borrower and the Guarantor assisting in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication by providing the information described in the following paragraph; and (c) the Borrower and the Guarantor making their senior management and advisors available to participate, upon reason-

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able notice, in information meetings for potential syndicate members at such times and places as the Arrangers may reasonably request.

      The Arrangers will jointly manage all aspects of the syndication, provided that decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted and which institutions will participate, will be made by mutual agreement of the Arrangers and the Borrower and the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders will be determined by the Arrangers, the Agents and the Lead Lenders. The Arrangers will have no responsibility other than to arrange the syndication. To assist the Arrangers in their syndication efforts, the Borrower and the Guarantor agree promptly to prepare and provide to the Arrangers all information with respect to the Borrower and the Guarantor and the transactions contemplated hereby, including all financial information and projections (the “Projections”), as the Arrangers may reasonably request in connection with the arrangement and syndication of the Facility, so long as disclosure by the Borrower, the Guarantor or any of their subsidiaries, of such information would not result in a violation of, or expose the Borrower, the Guarantor or their subsidiaries to any material liability under, any applicable law, ordinance or regulation or any agreements with unaffiliated third parties which are binding on the Borrower, the Guarantor or any of their subsidiaries or on any property of any of them. The Borrower and the Guarantor agree to use commercially reasonable efforts to obtain any necessary consents or waivers under any such agreements to disclose such information to the Arrangers, the Agents and the Lenders. The Borrower and the Guarantor hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to the Arrangers by the Borrower, the Guarantor or any of their respective representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any material misstatement or omission of fact and (b) the Projections that have been or will be made available to the Arrangers by the Borrower, the Guarantor or any of their representatives have been or will be prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof. The Borrower and the Guarantor agree to supplement the Information and Projections on the 120th day following the funding of the Facility and from time to time upon request of the Arrangers or the Agents from the date hereof until the completion of any syndication of the Facility as contemplated by this Commitment Letter so all Information are complete and correct in all material respects and do not contain any material misstatements or omissions of fact. The Borrower and the Guarantor understand that in arranging and syndicating the Facility we may use and rely on the Information and Projections without independent verification thereof.

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      As consideration for the Lenders’ commitment hereunder and the respective agreements of the Arrangers and the Agents to perform the services described herein, the Borrower and the Guarantor agree, jointly and severally, to pay to each of the Lenders the nonrefundable fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

      The commitment of the Lead Lenders and the Co-Lenders hereunder and the respective agreements of the Arrangers and the Agents to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Borrower, the Guarantor and their respective subsidiaries, taken as a whole since the latest audited financial statements delivered to the Arrangers, (b) our completion of and satisfaction in all respects with a due diligence investigation up until the execution of definitive documentation with respect to the Facility with respect to the business, operations, property, condition (financial or otherwise) or prospects of the Borrower, the Guarantor and their respective subsidiaries, (c) our not becoming aware after the date hereof of any information or other matter affecting the Borrower, the Guarantor or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof which inconsistency would have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Borrower, the Guarantor and their respective subsidiaries, taken as a whole as shown in the latest audited financial statements delivered to the Arrangers, (d) our satisfaction that prior to and during the syndication of the Facility there shall be no competing offering, placement or arrangement of any bank financing other than property-specific mortgage debt and property-specific mezzanine debt not prohibited by the Existing Credit Agreement (as defined in the Term Sheet) by or on behalf of the Borrower, the Guarantor or any affiliate thereof and other than the assumption of (or advances under) that certain $171,000,000.00 Master Construction Funding Facility with Mountain Ventures Golden State, LLC, and other single-member limited liability companies, as Borrower, First Union National Bank, as Senior Lender and Administrative Agent, Spieker Properties #183, as Junior Lender, First Union Development Corporation, as Equity Investor, and Spieker Properties, L.P., as Purchaser, unless otherwise agreed by the Arrangers and the Agents, (e) the negotiation, execution and delivery on or before June 15, 2001 of definitive documentation with respect to the Facility satisfactory to the Lenders and their counsel and (f) the other conditions set forth or referred to in the Term Sheet.

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      The Term Sheet attached hereto is intended as an outline only and does not purport to summarize all of the terms, conditions, covenants, representations, warranties and other provisions which will be contained in definitive financing agreements for the Facility. The commitment of each of the Lenders is subject to the satisfaction of the conditions set forth in this Commitment Letter and the Term Sheet and customary conditions for transactions of this type. Subject to the provisions of this Commitment Letter, the definitive financing agreements shall contain terms, conditions, representations and warranties, financial and other covenants, events of default and remedies consistent with the Term Sheet and otherwise satisfactory to the Arrangers, the Agents and the Lenders.

      The Borrower and the Guarantor agree, jointly and severally to indemnify the Arrangers, the Agents, the Lenders and the respective affiliates and the respective directors, officers, agents, advisors and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding that may at any time (including, without limitation, at any time following termination or expiration of this Commitment Letter) be asserted against any Indemnitee, as a result of, or arising out of, or in any way related to or by reason of this Commitment Letter, or any of the transactions contemplated by this Commitment Letter or the execution, delivery or performance of this Commitment Letter, but excluding those liabilities, losses, damages, costs and expenses (a) for which such Indemnitee has been compensated pursuant to the terms of this Commitment Letter or the Fee Letter or (b) incurred solely by reason of the gross negligence, willful misconduct, bad faith or fraud of any Indemnitee as finally determined by a court of competent jurisdiction or (c) owing by such Indemnitee to any third party based upon contractual obligations of such Indemnitee owing to such third party which are not expressly set forth in this Commitment Letter. In addition, the indemnification set forth in this paragraph in favor of any director, officer, agent, advisor or employee of any Arranger, Agent or Lender shall be solely in their respective capacities as such director, officer, agent, advisor or employee. The Borrower’s and the Guarantor’s obligations under this paragraph shall survive the termination or expiration of this Commitment Letter.

      Except for liability of each Lender for damages incurred by the Borrower or the Guarantor to Spieker Properties, Inc. or Spieker Properties, L.P. (collectively, “Spieker Properties”) in connection with a default by the Borrower or the Guarantor under the Borrower’s agreement with Spieker Properties that results

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solely and directly from a breach of the obligations of such Lender under this Commitment Letter (or directly in combination with such Lender’s breach and a breach of the obligations of another Lender under this Commitment Letter), no Arranger, Agent or Lender shall be liable for any special, indirect, consequential or punitive damages in connection with its activities related to the Facility or for any special, indirect, consequential or punitive damages in connection with this Commitment Letter.

      This Commitment Letter shall not be assignable by the Borrower or the Guarantor without the prior written consent of the Arrangers, the Agents and the Lead Lenders (and any purported assignment without such consent shall be null and void). The commitments of the Lenders and the obligations of the Arrangers and the Agents set forth in this Commitment Letter are intended to be solely for the benefit of the Borrower and the Guarantor and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the Borrower and the Guarantor. This Commitment Letter may not be amended or waived except by an instrument in writing signed by the Borrower, the Guarantor, the Arrangers, the Agents and the Lenders. This Commitment Letter may be executed in any number of counter-parts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the Borrower, the Guarantor, the Arrangers, the Agents and the Lenders with respect to the Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

      Neither this Commitment Letter, the Term Sheet, the Fee Letter nor any of the terms or substance thereof shall be disclosed, directly or indirectly, by the Borrower, the Guarantor or their respective affiliates to any other person, other than (i) to the respective directors, offices, employees, attorneys and auditors of the Borrower and the Guarantor on a confidential, “need-to-know” basis, (ii) such disclosure as may be compelled in a judicial or administrative proceeding or as otherwise required by applicable law, (iii) to the rating agencies, (iv) as may be required pursuant to the provisions of any agreement to which Borrower, Guarantor or such affiliate is a party, (v) as may be required in connection with Borrower’s, Guarantor’s or such affiliate’s financial statements, and (vi) in response to a query with respect to this Commitment Letter, the Fee Letter or the terms or substance thereof.

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      The Borrower and the Guarantor each acknowledge that the Arrangers, the Agents and the Lenders may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower or the Guarantor may have conflicting interests regarding the transactions described herein and otherwise. None of the Arrangers, the Agents, the Lead Lenders or the Co-Lenders will use confidential information obtained from the Borrower or the Guarantor by virtue of the transactions contemplated by this Commitment Letter or their other relationships with the Borrower or the Guarantor in connection with the performance by the Arrangers, the Agents, the Lead Lenders or the Co-Lenders of services for other companies, and none of the Arrangers, the Agents, the Lead Lenders or the Co-Lenders will furnish any such information to other companies. The Borrower and the Guarantor also acknowledge that the Arrangers, the Agents, the Lead Lenders and the Co-Lenders have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to the Borrower or the Guarantor, confidential information obtained from other companies.

      The compensation, reimbursement, indemnification, confidentiality, syndication and “market flex” provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and, with respect to reimbursement, indemnification and confidentiality, notwithstanding the termination of this Commitment Letter or commitments and respective agreements of the Arrangers, the Agents and the Lenders hereunder.

      If the foregoing correctly sets forth our agreement, please indicate the Borrower and the Guarantor’s acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on May 15, 2001. The commitments and respective agreements of the Arrangers, the Agents, the Lead Lenders and the Co-Lenders herein will expire at such time in the event the Administrative Agent has not received such executed counterparts in accordance with the immediately preceding sentence.

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      The Arrangers, the Agents, the Lead Lenders and the Co-Lenders are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

Arrangers

BANC OF AMERICA SECURITIES, LLC

By: /s/ PATRICK TROWBRIDGE Name: Patrick Trowbridge Title: Vice President

J.P. MORGAN SECURITIES INC.

By: /s/ JOHN PERKINS Name: John Perkins Title: Vice President

SALOMON SMITH BARNEY INC.

By: /s/ KENT E. JEWETT Name: Kent E. Jewett Title: Managing Director

Agents

BANK OF AMERICA, N.A.

By: /s/ PATRICK TROWBRIDGE Name: Patrick Trowbridge Title: Vice President

THE CHASE MANHATTAN BANK

By: /s/ MARC E. COSTANTINO Name: Marc E. Costantino Title: Vice President

SALOMON SMITH BARNEY INC.

By: /s/ KENT E. JEWETT Name: Kent E. Jewett Title: Managing Director

Lead Lenders

BANK OF AMERICA, N.A.

By: /s/ PATRICK TROWBRIDGE Name: Patrick Trowbridge Title: Vice President

THE CHASE MANHATTAN BANK

By: /s/ MARC E. COSTANTINO Name: Marc E. Costantino Title: Vice President

CITICORP REAL ESTATE, INC.

By: /s/ DAVID BOUTON Name: David Bouton Title: Director

Co-Lenders

DRESDNER BANK AG, NEW YORK AND CAYMAN BRANCHES

By: /s/ RYAN HUDDLESTUN _______________________________ Name: Ryan Huddlestun Title: Vice President

BANKERS TRUST COMPANY

By: /s/ STEVEN P. LAPHAN _______________________________ Name: Steven P. Laphan Title: Director

PNC BANK, NATIONAL ASSOCIATION

By: /s/ MICHAEL E. SMITH _______________________________ Name: Michael E. Smith Title: Vice President

Accepted and agreed to as of
the date first written above by:

EQUITY OFFICE PROPERTIES TRUST

By: /s/ MAUREEN FEAR Name: Maureen Fear Title: Senior Vice President, Treasurer

EOP OPERATING LIMITED PARTNERSHIP By: Equity Office Properties Trust, its general partner

By: /s/ MAUREEN FEAR Name: Maureen Fear Title: Senior Vice President, Treasurer

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS 1

Equity Office Properties Trust
EOP Operating Limited Partnership

April [ ], 2001

Borrower:	EOP Operating Limited Partnership (the “Borrower”).

Guarantor:	Equity Office Properties Trust (the “Guarantor”).

Joint Bookrunners/ Joint Lead Arrangers:	JPMorgan, a division of Chase Securities Inc., Banc of America Securities, LLC and Salomon Smith Barney Inc. (collectively, the “Arrangers”).

Syndication Agent:	The Chase Manhattan Bank (“Syndication Agent”).

Administrative Agent:	Bank of America, N.A. (“ Administrative Agent”).

Documentation Agent:	Salomon Smith Barney Inc. (“Documentation Agent” and collectively with Syndication Agent and Administrative Agent, the “Agents”)

Co-Lenders	[Dresdner Bank AG, New York and Cayman Branches, Deutsche Bank AG and PNC Bank, NA]

Lenders:	A syndicate of lenders comprised of The Chase Manhattan Bank, Bank of America, N.A., Citicorp Real Estate, Inc. (collectively, the “Lead Lenders”), the Co-Lenders, and, in the event funds are advanced under the Facility and remain outstanding for more than 120 days, a syndicate of additional

[1]	All capitalized terms not otherwise defined herein shall have the meaning set forth in the Credit Agreement, dated May 12, 2000 (the “Existing Credit Agreement”), among Borrower, the Agents and others with respect to Borrower’s existing $1,000,000,000 revolving credit facility (the “Existing Facility”).

lenders arranged by the Arrangers (collectively, the “Lenders”).

Required Lenders:	Lenders holding at least 66 2/3% of the total commitments.

Purpose:	The acquisition of Spieker Properties and for no other purpose.

Facility Type:	Term Loan (the “Facility”). There shall be a single loan advance. The amount advanced under the Facility may also be collectively referred to as the “Loan” or “Loans”.

Commitment Amount:	$1,000,000,000.

Term:	364 days from Closing (the “Maturity Date”)

Interest Rate:	At Borrower’s option, (i) LIBOR Rate plus Applicable Margin or (ii) Adjusted Base Rate.

Applicable Margin for	Range of	Applicable
LIBOR Rate Loans:	Borrower's	Margin for
	Credit Rating	LIBOR Rate
	(S&P/Moody's	Loans
	Ratings)	(% per annum)

	Non-Investment	1.75
	Grade

	BBB-/Baa3	1.10

	BBB/Baa2	0.90

	BBB+/Baa1	0.80

	A-/A3 or better	0.70

Adjusted Base Rate:	A rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 0.5% plus the Federal Funds Rate.

LIBOR Options:	1, 2 or 3 (if available from all Lenders) months not to extend beyond maturity of the Loan. Borrower may have a maximum of ten LIBOR contracts outstanding at any one time.

Default Rate:	Adjusted Base Rate plus 4%

Interest Payment Period:	Interest will be payable monthly in arrears on Adjusted Base Rate Loans. Interest on LIBOR Rate Loans will be payable in arrears at the end of the applicable interest period (provided that in the event any Interest Period ends on the date which is 60 or 90 days after the date on which any Interest Period commences, interest on such LIBOR Rate Loans shall be payable on the first Business Day of each calendar month during such Interest Period and on the last day of such Interest Period). The Facility will include customary provision concerning computation of the LIBOR Rate, adjustments for reserves and capital adequacy, yield protection and indemnification. If the LIBOR Rate is for any reason unavailable, amounts outstanding under the Facility will bear interest at a per annum rate equal to the Adjusted Base Rate during the period of such unavailability.

Interest Calculation:	Interest will be computed on the basis of a 360 day year and paid for the actual number of days elapsed during each Interest Payment Period.

Borrowing Certificate:	At the time Borrower requests to advance the Loan, it shall deliver to Administrative Agent a borrowing certificate which will state the amount of the Loan to be advanced.

Voluntary Prepayments:	Prepayments will be allowed without penalty if made upon one business day’s notice. Breakage payments will be required for repayments of LIBOR Rate Loans prior to the expiration of the applicable interest period. Amounts prepaid may not be reborrowed.

Mandatory Prepayments:	If, at any time, Borrower or Guarantor receives Net Offering Proceeds or proceeds from any bond or debt offering or issuance in the form of cash, then, simultaneously therewith,

the Borrower shall repay the outstanding Obligations.

If at any time the Borrower shall receive proceeds, dividends or distributions relating to sale or disposition of the Borrower’s interests in material Property or other assets (including, but not limited to, Joint Venture Interests and equity interests in Subsidiaries), then, simultaneously therewith, the Borrower shall repay the Loans in an amount equal to the lesser of (x) the aggregate Net Price in the form of cash relating to such sale or disposition received by the Borrower, and (y) the outstanding Obligations; provided, however, the Borrower shall not be required to make any such repayment if and to the extent the Borrower uses such proceeds, dividends or distributions to purchase Real Property Assets, provided that (i) the Borrower identifies such Real Property Assets to the Administrative Agent within forty-five (45) days after the date of the receipt of such proceeds, dividends or distributions and (ii) the purchase and sale of one or more of such Real Property Assets closes within 180 days after the date of the receipt of such proceeds, dividends or distributions.

Loans will be repaid in full upon the earlier of (i) the Maturity Date and (ii) the declaration of an Event of Default under the Credit Agreement. Amounts repaid may not be reborrowed.

Recourse:	The Facility shall be fully recourse to Borrower and Guarantor.

Conditions Precedent:	Customary for facilities of this type, including (but not limited to):

• negotiation and execution of satisfactory closing documentation;

• no environmental liability

• payment of fees and expenses

• accuracy of representations and warranties;

• no defaults or Events of Default; and

• completion of due diligence.

• consummation of the acquisition of Spieker Properties

• receipt of approval from the lenders under Borrower’s Existing Facility if required under section 5.9 of the Existing Credit Agreement

Representations & Warranties:	Usual representations and warranties for a facility of this type, including (but not limited to):

• corporate existence;

• power and authority;

• no contravention of law or organizational documents of Borrower or Guarantor;

• financial condition;

• solvency;

• no material litigation;

• no material environmental matters;

• payment of taxes due and payable;

• ERISA;

• use of proceeds;

• governmental approvals;

• compliance with laws;

• REIT status of Guarantor;

• labor matters;

• insurance;

• ownership of properties, etc.

• such other representations and warranties as are contained in the Existing Credit Agreement.

Affirmative and Negative Covenants:	Usual Borrower covenants for a facility of this type including (but not limited to):

• financial reporting;

• payment and discharge of obligations prior to maturity;

• maintenance of properties and insurance;

• conduct of business;

• compliance with laws;

• maintenance of existence;

• inspection of properties, books and records

• restriction on fundamental changes with respect to Borrower or Guarantor except as permitted in the Existing Credit Agreement;

• restriction on changes in business

• Guarantor to (i) remain a publically traded company listed on the New York Stock Exchange and (ii) maintain its status as a self-directed and self-administered REIT;

• Guarantor restricted from incurring, assuming Indebtedness other than the Indebtedness created by this Facility and Indebtedness of the Borrower for which there is no recourse to Guarantor which may be incurred without creating an Event of Default or Default under the Facility;

• neither Guarantor nor Borrower shall be subject to an Environmental Claim except as permitted in the Existing Credit Agreement;

• Guarantor restricted from disposing of any interests in the Borrower except as permitted by the Existing Credit Agreement;

• Guarantor and Borrower to restrict Subsidiaries, Financing Partnerships and Joint Venture Subsidiaries to incur Indebtedness other than as permitted in the Existing Credit Agreement;

• Borrower restricted from settling forward equity contracts with cash;

• notification to Administrative Agent of default, material claim or material adverse change; and

• use of proceeds.

Financial and other Cove- nants:	Customary for facilities of this type, including, but not limited, to the following:

Total Liabilities to Total Asset Value. The ratio of Total Liabilities to Total Asset Value of Borrower shall not exceed 0.55:1 at any time.

EBITDA to Interest Expense Ratio. The ratio of EBITDA for the then most recently completed Fiscal Quarter to Interest Expense for the then most recently completed Fiscal

Quarter shall not be less than 2.00:1.

Cash Flow to Fixed Charges Ratio. The ratio of Cash Flow for the then most recently completed Fiscal Quarter to Fixed Charges for the then most recently completed Fiscal Quarter shall not be less than 1.5:1.

Secured Debt to Total Asset Value. Secured Debt to Total Asset Value of Borrower not to exceed 0.40:1 at any time.

Unencumbered Pool. The ratio of the outstanding Unsecured Debt to Unencumbered Asset Value shall not exceed 0.55:1 at any time.

Unencumbered Net Operating Income to Unsecured Debt Service. The ratio of Unencumbered Net Operating Income for the then most recently completed Fiscal Quarter to Unsecured Debt Service for the then most recently completed Fiscal Quarter shall not be less than 2.0:1.

Minimum Tangible Net Worth. The Consolidated Tangible Net Worth of the Borrower determined in conformity with GAAP will at no time be less than the sum of (i) $7,800,000,000 and (ii) seventy percent (70%) of all Net Offering Proceeds (other than cash or other assets received as a result of the issuance of notes, bonds or other debt instruments) received by the Guarantor or the Borrower after February 29, 2000.

Dividends. The Borrower will not, as determined on an aggregate annual basis, pay any partnership distributions in excess of 90% of the Borrower’s FFO for such year. During the continuance of a monetary Event of Default, Borrower shall only pay partnership distributions that are necessary to enable Guarantor to make those dividends necessary to maintain Guarantor’s status as a real estate investment trust.

Permitted Holdings. Borrower’s primary business will be the ownership, operation and development of Office Properties and Parking Properties and any other business activities of

Borrower and its Subsidiaries will remain incidental thereto. Notwithstanding the foregoing, Borrower and its Subsidiaries may acquire or maintain Permitted Holdings if and so long as the aggregate value of Permitted Holdings, whether held directly or indirectly by Borrower does not exceed, at any time, twenty-five percent (25%) of Total Asset Value of Borrower unless a greater percentage is approved by the Majority Banks (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, Borrower and its Subsidiaries may not acquire or maintain (i) Unimproved Assets if and to the extent that the aggregate value of Unimproved Assets, whether held directly or indirectly by Borrower exceeds, at any time, ten percent (10%) of Total Asset Value of Borrower or (ii) interests in Taxable REIT Subsidiaries if and to the extent that the aggregate value of interests in Taxable REIT Subsidiaries, whether held directly or indirectly by Borrower exceeds, at any time, twenty percent (20%) of Total Asset Value of Borrower unless, in either case, a greater percentage is approved by the Majority Banks (which approval shall not be unreasonably withheld, conditioned or delayed). For purposes of calculating the foregoing percentage the value of Unimproved Assets and interests in Taxable REIT Subsidiaries shall be calculated based upon the cost value thereof, determined in accordance with GAAP; provided that, in the case of any Unimproved Assets held by an Investment Affiliate, only Borrower’s Share of the cost of such Unimproved Assets shall be used in calculating the foregoing percentages.

No Liens. Borrower and Guarantor shall not allow, and shall not allow any of their Subsidiaries, Financing Partnerships or Joint Venture Subsidiaries to allow, any Qualifying Unencumbered Property (or any equity interests in such Property that are owned directly or indirectly by Borrower, Guarantor or any Joint Venture Parent to become subject to a Lien that secures the Indebtedness of any Person, other than Permitted Liens.

Events of Default:	Customary defaults including (but not limited to):

• Payment defaults: Failure to pay (i) any principal on a Loan when due (no grace period), or (ii) any interest, fees or others amounts as and when due, subject to 5 calendar days grace;

• failure to observe financial covenants;

• failure to observe covenants with respect to restrictions on fundamental changes, changes in business or forward equity contracts;

• failure to observe and perform other covenants for 30 days after written notice from Administrative Agent;

• material errors in representations and warranties and with respect to inadvertent misrepresentations, not corrected within 30 days of being made;

• cross default to other guaranteed or recourse debt of Borrower, Guarantor, any Subsidiary or any Investment Affiliate in excess of $25 million;

• commencement of a voluntary case of bankruptcy, insolvency or other similar law with respect to Borrower or Guarantor;

• commencement of an involuntary case of bankruptcy, insolvency or other similar law against Borrower with respect to Borrower or Guarantor;

• cross default to other loan documents;

• ERISA;

• the entry of one or more final nonappealable judgments or decrees in an aggregate amount of $20,000,000 against Borrower or Guarantor, or to the extent recourse to Borrower or Guarantor, any of their Consolidated
Subsidiaries;

• environmental;

• change of control (board of trustees) of Guarantor;

• any Person or group shall acquire more than 30% of the common shares of Guarantor;

• Guarantor shall fail to maintain REIT status; or

• Borrower or Guarantor shall repudiate their respective obligations under the Loan Documents or Guaranty.

Changes in Circumstances/ Increased Costs:	Agreement to contain customary provisions protecting Agents and other Lenders in the event of unavailability of funding, capital adequacy and increased costs.

Expenses:	Borrower to reimburse Agents for all reasonable fees in connection with this transaction, and any subsequent amendments or waivers, including legal fees.

Indemnification:	Borrower to indemnify Bank of America, N.A., in its capacity as Administrative Agent, and each Lender against all losses, liabilities, claims, damages or expenses relating to the Facility, any violation of environmental law and the exercise of any rights or remedies under the Facility, including attorneys’ fees and settlement costs, except if such losses, liabilities, claims, damages or expenses result from Lenders’ gross negligence or willful misconduct.

Amendments/Waivers; Voting:	Amendments and waivers with respect to the loan documents shall require the approval of the Required Lenders; provided that no such agreement shall, without the prior written consent of all of the Lenders (i) increase the commitment of any Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder or for any reductions or termination of any Commitment, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the number of Lenders, which shall be required for the Lenders or any of them to take any action with respect to modifying or waiving any provision of the Loan Documents or (v) release the Guaranty.

Assignments and Participations:	The Lenders shall be permitted to sell participations in their Loans and commitments. In addition, the Lenders shall be permitted to assign all or a portion of their Loans to a Qualified Institution in minimum amounts of $5,000,000 and multiples of $1,000,000, subject to the consent of the Administrative Agent and the Borrower, which consent in each case shall not be unreasonably withheld. Notwithstand-

ing the foregoing, neither Administrative Agent’s or the Borrower’s consent shall be required for assignments during the continuance of an Event of Default. In addition, no consent of the Administrative Agent or the Borrower shall be required in the case of an assignment to an affiliate of such Lender or to another Lender. A fee of $2,500 shall be payable by the assignor to the Administrative Agent upon any assignment. With respect to a participation, the Lenders shall be permitted to grant participation interest in their Loans to existing Lenders, one or more banks, finance companies, insurance companies or to other financial institutions in minimum amounts of $5,000,000. Notwithstanding the foregoing, Borrower’s consent shall not be required during the continuance of an Event of Default. To the extent provided in each participation agreement, participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions (but not in excess of the principal). Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above.

Notwithstanding anything to contrary set forth above, so long as no Event of Default shall have occurred and is be continuing, no Lender shall enter into an assignment of or sell a participation interest in, it rights in its Loans which would result in a Lender holding a Commitment without participants of less than $5,000,000, unless as a result of a cancellation or reduction of the aggregate Commitments, provided however, that no Lender shall be prohibited from assigning its entire Commitment so long as such assignment is otherwise permitted by this section.

Confidentiality:	In connection with this Facility, Lenders agrees to use reasonable efforts not to disclose any information with respect to Borrower or Guarantor and its Subsidiaries and Investment Affiliates and the Properties thereof, not generally disclosed to the public, which is furnished pursuant to this agreement except for customary carve outs and exceptions as permitted in the Existing Credit Agreement.

Expenses:	All fees and expenses as set forth in a separate fee letter.

Governing Law and Forum:	New York

Lender’s Counsel:	Skadden, Arps, Slate, Meagher & Flom LLP